Exhibit 99
FOR IMMEDIATE RELEASE
July 1, 2026
General Mills Reports Fiscal 2026 Fourth-quarter Adjusted Results in Line with Company Expectations

Fiscal 2027 Outlook Includes Improved Organic Growth and Increased Efficiency; Targeting $3 Billion Cost Savings
by Fiscal 2030

Board Declares Quarterly Dividend at Prevailing Rate

Fourth Quarter Highlights
•Net sales of $4.6 billion were up 1 percent; organic net sales¹ were in line with last year
•Operating loss totaled $2.1 billion, driven by certain non-cash goodwill and brand intangible asset charges and a non-cash valuation loss related to the planned divestiture of the Brazil business; adjusted operating profit of $705 million was up 13 percent in constant currency
•Diluted loss per share totaled $3.74 compared to earnings per share (EPS) of $0.53 last year; adjusted diluted EPS of $0.95 was up 27 percent in constant currency

Full Year Highlights
•Net sales of $18.4 billion were down 5 percent, including a 6-point headwind from the net impact of divestitures and acquisitions and a 2-point benefit from the 53rd week; organic net sales¹ were down 2 percent
•Operating profit of $886 million was down 73 percent, driven primarily by the goodwill and brand intangible asset charges and the valuation loss; adjusted operating profit of $2.8 billion was down 16 percent in constant currency
•Diluted loss per share totaled $0.16 compared to EPS of $4.10 last year; adjusted diluted EPS of $3.55 was down 16 percent in constant currency

1Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.
MINNEAPOLIS (July 1, 2026) – General Mills, Inc. (NYSE: GIS) today reported results for its fourth quarter and fiscal year ended May 31, 2026. Fiscal 2026 was a 53-week year, with the extra week falling in the fourth quarter.
“We finished fiscal 2026 on a positive note, delivering fourth-quarter adjusted results that met our expectations while continuing to strengthen our foundation to position General Mills for long-term success,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “With our price investment work behind us, our focus in fiscal 2027 is to improve our topline growth by driving a step change in the remarkability of our brands. This includes a significant increase in innovation and renovation centered on the benefits that matter most to today’s consumers.
“At the same time, we are laser focused on increasing our efficiency to help offset elevated inflation, fund our growth investments, and generate stronger earnings and cash flow,” Harmening continued. “We’re targeting $3 billion in cumulative cost savings by fiscal 2030, primarily through our Holistic Margin Management productivity program and our global transformation initiative, with $750 million expected to be delivered in fiscal 2027.
“With plans to strengthen our remarkability and a sharp focus on efficiency and capital discipline, I’m confident we’re on the path to restoring profitable growth and driving shareholder value over the long term.”

Guided by its Accelerate strategy, General Mills is investing in its brands to restore profitable organic net sales growth, with initiatives that touch all elements of the company’s Remarkable Experience Framework: product, packaging, brand communication, omnichannel execution, and consumer value. With a stronger foundation of brand remarkability, General Mills believes it is better positioned to deliver stronger, more sustainable, and more profitable growth and value creation over the long term.

Fourth Quarter Results Summary
•Net sales were up 1 percent to $4.6 billion, including a 7-point benefit from the 53rd week, a 1-point benefit from foreign currency exchange, and a 7-point headwind from the net impact of divestitures and acquisitions. Organic net sales were flat, including a 1-point benefit from favorable trade expense timing.
•Gross margin increased 240 basis points to 34.8 percent of net sales, driven by favorable net price realization and mix and favorable mark-to-market effects, partially offset by higher input costs. Adjusted gross margin increased 150 basis points to 34.2 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs. Favorable trade expense timing was a 60-basis point benefit to adjusted gross margin in the quarter.
•Operating loss totaled $2.1 billion compared to operating profit of $504 million a year ago. The change in operating profit was due primarily to $1.8 billion in non-cash goodwill and brand intangible asset charges driven primarily by an increase in discount rates (please see Note 3 below for more information on these items) and a $1.0 billion non-cash pre-tax valuation loss related to the planned divestiture of the Brazil business (please see Note 2 below for more information on this item). Operating profit margin was (45.4) percent compared to 11.1 percent a year ago. Adjusted operating profit of $705 million was up 13 percent in constant currency, driven by higher adjusted gross profit dollars including a 7-point benefit from favorable trade expense timing. Adjusted operating profit margin increased 160 basis points to 15.3 percent.
•Net loss attributable to General Mills totaled $2.0 billion and diluted loss per share was $3.74 compared to net earnings of $294 million and diluted EPS of $0.53 last year, driven primarily by lower operating profit. Adjusted diluted EPS of $0.95 was up 27 percent in constant currency, driven primarily by higher adjusted operating profit, a lower adjusted effective tax rate, and lower net shares outstanding, partially offset by higher net interest expense.

Full Year Results Summary
•Net sales were down 5 percent to $18.4 billion, including a 6-point headwind from the net impact of divestitures and acquisitions, a 2-point benefit from the 53rd week, and a 1-point benefit from foreign currency exchange. Organic net sales were down 2 percent, due in part to weaker consumer sentiment and significant volatility that weighed on category volume growth and drove a higher share of consumer purchases on promotion.
•Gross margin was down 100 basis points to 33.6 percent of net sales and adjusted gross margin was down 100 basis points to 33.5 percent of net sales, both driven by higher input costs, partially offset by the favorable impact of net price realization and mix to gross margin, including the product mix benefit from the North American Yogurt divestitures.
•Operating profit of $886 million was down 73 percent, driven primarily by the goodwill and brand intangible asset charges, the valuation loss, and lower gross profit dollars in fiscal 2026, partially offset by a $1.0 billion gain on the yogurt divestitures (please see Note 2 for more information on this item). Operating profit margin was 4.8 percent compared to 17.0 percent a year ago. Adjusted operating profit of $2.8 billion was down 16 percent in constant currency, driven primarily by lower adjusted gross profit dollars. Adjusted operating profit margin was down 190 basis points to 15.3 percent.
•Net loss attributable to General Mills totaled $88 million and diluted loss per share was $0.16 compared to net earnings of $2.3 billion and diluted EPS of $4.10 a year ago, driven primarily by lower operating profit, a higher effective tax rate, and lower after-tax earnings from joint ventures, partially offset by lower net shares outstanding. Adjusted diluted EPS of $3.55 was down 16 percent in constant currency, driven primarily by lower adjusted operating profit.

Operating Segment Results
•The following items impacted the comparability of year-to-date financial results between fiscal 2025 and fiscal 2026: the divestiture of the U.S. Yogurt business in the first quarter of fiscal 2026, the 53rd week in the fourth quarter of fiscal 2026, the divestiture of the Canada Yogurt business in the third quarter of fiscal 2025, and the acquisition of the North American Whitebridge Pet Brands business in the third quarter of fiscal 2025.
•Tables may not foot due to rounding.

Components of Fiscal 2026 Reported Net Sales Growth
Fourth Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(13) pts	9 pts	--	(4)%
North America Pet	1 pt	3 pts	--	4%
North America Foodservice	--	(1) pt	--	(1)%
International	8 pts	3 pts	5 pts	16%
Total	(4) pts	4 pts	1 pt	1%

Full Year
North America Retail	(16) pts	5 pts	--	(11)%
North America Pet	--	5 pts	--	6%
North America Foodservice	(4) pts	(2) pts	--	(6)%
International	3 pts	2 pts	4 pts	9%
Total	(8) pts	2 pts	1 pt	(5)%

Components of Fiscal 2026 Organic Net Sales Growth
Fourth Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	53rd Week	Reported Net Sales
North America Retail	(2) pts	2 pts	Flat	--	(10) pts	7 pts	(4)%
North America Pet	(6) pts	3 pts	(3)%	--	--	7 pts	4%
North America Foodservice	(2) pts	2 pts	Flat	--	(7) pts	6 pts	(1)%
International	1 pt	2 pts	3%	5 pts	--	8 pts	16%
Total	(2) pts	2 pts	Flat	1 pt	(7) pts	7 pts	1%

Full Year
North America Retail	(1) pt	(2) pts	(3)%	--	(9) pts	1 pt	(11)%
North America Pet	(5) pts	2 pts	(3)%	--	6 pts	2 pts	6%
North America Foodservice	(2) pts	1 pt	(1)%	--	(7) pts	2 pts	(6)%
International	2 pts	1 pt	3%	4 pts	--	2 pts	9%
Total	(1) pt	(1) pt	(2)%	1 pt	(6) pts	2 pts	(5)%

Fiscal 2026 Segment Operating Profit Growth
Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	7%	7%
North America Pet	14%	14%
North America Foodservice	22%	22%
International	81%	72%
Total	13%	13%

Full Year
North America Retail	(20)%	(20)%
North America Pet	Flat	Flat
North America Foodservice	(6)%	(6)%
International	96%	90%
Total	(13)%	(13)%

North America Retail Segment
Fourth-quarter net sales for General Mills’ North America Retail segment were down 4 percent to $2.5 billion, including a 10-point headwind from divestitures and a 7-point benefit from the 53rd week. Organic net sales essentially matched year-ago results while Nielsen-measured retail sales were down 4 percent, with the gap driven by a previously expected 2-point benefit from trade expense timing as well as a benefit from changes in retailer inventory. Segment operating profit of $506 million increased 7 percent as reported and in constant currency, driven by favorable net price realization and mix and lower selling, general, and administrative (SG&A) expenses, partially offset by lower volume, including the impact of the U.S. yogurt divestiture, and higher input costs. Favorable trade expense timing was a 9-point benefit to operating profit growth in the quarter.
For the full year, North America Retail segment net sales were down 11 percent to $10.6 billion, including a 9-point headwind from divestitures and a 1-point benefit from the 53rd week. Organic net sales were down 3 percent. Increased consumer value, innovation, and product news drove strong pound competitiveness, with the segment holding or gaining pound share in 65 percent of its top 10 U.S. categories. Segment operating profit of $2.2 billion was down 20 percent as reported and in constant currency, due primarily to lower volume, including the impact of the yogurt divestitures, and higher input costs, partially offset by favorable net price realization and mix and lower SG&A expenses.

North America Pet Segment
Fourth-quarter net sales for the North America Pet segment were up 4 percent to $702 million, including a 7-point benefit from the 53rd week. Net sales were up double digits for cat food, up low-single digits for dog food, and down low-single digits for pet treats. Organic net sales were down 3 percent and all-channel retail sales were down approximately 1 percent, with the 2-point gap driven largely by changes in retailer inventory. Segment operating profit of $160 million was up 14 percent as reported and in constant currency, driven primarily by favorable net price realization and mix and lower input costs, partially offset by higher SG&A expenses, including a double-digit increase in media investment.
For the full year, North America Pet segment net sales were up 6 percent to $2.6 billion, including a 6-point benefit from the North American Whitebridge Pet Brands acquisition and a 2-point benefit from the 53rd week. Organic net sales were down 3 percent and lagged all-channel retail sales growth by approximately 4 points. The segment held dollar share in dog feeding and cat feeding, which represented approximately 80 percent of its retail sales. Segment operating profit of $499 million essentially matched year-ago levels, with higher input costs and higher SG&A expenses, including a double-digit increase in media investment, offset by favorable net price realization and mix and higher volume.

North America Foodservice Segment
Fourth-quarter net sales for the North America Foodservice segment were down 1 percent to $575 million, including a 7-point headwind from the U.S. yogurt divestiture and a 6-point benefit from the 53rd week. Organic net sales essentially matched year-ago results, including a 2-point headwind from index pricing on bakery flour. Segment operating profit increased 22 percent to $101 million, driven primarily by Holistic Margin Management (HMM) cost savings and favorable net price realization and mix, partially offset by input cost inflation.
For the full year, North America Foodservice net sales were down 6 percent to $2.2 billion, including a 7-point headwind from the yogurt divestitures and a 2-point benefit from the 53rd week. Organic net sales were down 1 percent, including a 2-point headwind from index pricing on bakery flour. The segment held or gained dollar share in nearly 90 percent of its priority businesses, driven by gains in healthcare, lodging, recreation, and college and university channels. Segment operating profit was down 6 percent to $333 million, driven by the impact of the yogurt divestitures.

International Segment
Fourth-quarter net sales for the International segment increased 16 percent to $858 million, including an 8-point benefit from the 53rd week and a 5-point benefit from foreign currency exchange. Organic net sales were up 3 percent, driven by growth in Brazil, Europe, India, and China. Segment operating profit of $61 million was up 81 percent as reported and up 72 percent in constant currency, driven by favorable net price realization and mix and higher volume, partially offset by higher input costs and higher SG&A expenses.
For the full year, International net sales were up 9 percent to $3.0 billion, including a 4-point benefit from foreign currency exchange and a 2-point benefit from the 53rd week. Organic net sales were up 3 percent. The segment held or gained dollar share in 45 percent of its priority businesses. Segment operating profit of $189 million was up 96 percent as reported and up 90 percent in constant currency, driven by favorable net price realization and mix and higher volume, partially offset by higher input costs and higher SG&A expenses.

Joint Venture Summary
Fourth-quarter constant-currency net sales were down 3 percent for Cereal Partners Worldwide (CPW) and up 12 percent for Häagen-Dazs Japan (HDJ). Combined after-tax loss from joint ventures totaled $18 million in the quarter, compared to a loss of $6 million in the prior year, driven primarily by the company’s share of losses related to the sale of certain assets at CPW. For the full year, after-tax loss from joint ventures totaled $76 million compared to earnings of $58 million a year ago, driven primarily by the company’s share of a non-cash goodwill impairment charge at CPW as well as losses related to the sale of certain assets at CPW.

Other Income Statement Items
Full-year unallocated corporate items totaled $402 million net expense in fiscal 2026 compared to $396 million net expense a year ago (please see Note 4 below for more information on these expenses). Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $398 million net expense this year compared to $331 million net expense a year ago.
Restructuring, transformation, impairment, and other exit costs totaled $3.0 billion of net expense in fiscal 2026 compared to $78 million of net expense a year ago (please see Note 3 below for more information on these charges).
Net interest expense totaled $539 million in fiscal 2026 compared to $524 million a year ago, driven primarily by the 53rd week. The effective tax rate was 102.2 percent in fiscal 2026 compared to 20.2 percent last year (please see Note 6 below for more information on our effective tax rate), driven primarily by the non-cash goodwill charge in fiscal 2026 that was not deductible for tax purposes. The adjusted effective tax rate was 21.1 percent compared to 20.6 percent a year ago, driven primarily by unfavorable earnings mix by jurisdiction in fiscal 2026, partially offset by certain non-recurring tax benefits in fiscal 2026.

Cash Flow Generation and Cash Returns
Cash provided by operating activities totaled $2.2 billion in fiscal 2026 compared to $2.9 billion a year ago, driven primarily by changes in accounts payable, other current assets, and other current liabilities. Capital investments totaled $540 million compared to $625 million a year ago. Full-year operating cash flow conversion was not meaningful as a percent of after-tax earnings and free cash flow conversion was 85 percent of adjusted after-tax earnings. Dividends paid decreased 2 percent to $1.3 billion, driven by lower average shares outstanding. The company’s share repurchase activity in fiscal 2026 totaled $500 million compared to $1.2 billion in share repurchases a year ago. Average diluted shares outstanding decreased 4 percent in fiscal 2026 to 538 million.

Targeting $3 Billion in Cost Savings by Fiscal 2030
In an effort to help address input cost inflation, fund growth investments, and deliver accelerated profit and cash flow growth, General Mills announced that it expects to generate $3 billion in cumulative cost savings in the four years through fiscal 2030. Roughly $2 billion of this target is expected to be generated through the company’s ongoing HMM productivity program, equating to annual savings of approximately 4 percent of cost of goods sold. The remaining $1 billion is expected to be generated by the company’s global transformation initiative and other cost efficiency efforts, including redesigning the supply chain network, further streamlining business processes, and driving improvement across other elements of its cost base. These efforts will create a more agile and efficient structure that is better fit for future growth. General Mills expects to generate at least $750 million in total savings in fiscal 2027 toward this $3 billion target.

Dividend Declared
The General Mills board of directors declared a quarterly dividend at the prevailing rate of $0.61 per share, payable August 3, 2026, to shareholders of record July 10, 2026. General Mills and its predecessor company have paid dividends without interruption for 127 years.

Fiscal 2027 Outlook
General Mills’ top priority is to restore profitable organic net sales growth over the long term by improving the remarkability of its brands. For fiscal 2027, the company expects category growth to be consistent with recent trends and below its long-term historical growth rate, driven by a continued challenging consumer backdrop. With its base price investment actions completed in fiscal 2026, the company expects to shift its focus in fiscal 2027 to product innovation and renovation news centered on the benefits that matter most to today’s consumers, including better-for-you benefits like protein and fiber, bold flavors, fun and indulgence, and pet humanization. This approach is expected to further strengthen brand remarkability and drive improved organic net sales performance in fiscal 2027.
On the bottom line, General Mills expects to generate at least $750 million in savings from HMM, its global transformation initiative, and other cost savings actions in fiscal 2027, which are expected to offset input cost inflation and sustained investments in brand remarkability. In addition to those factors, the company expects headwinds of approximately 9 points on operating profit and 11 points on EPS in fiscal 2027 from lapping the 53rd week in fiscal 2026, normalizing corporate incentive expense, and the impact of fiscal 2026 divestitures.

Based on the above assumptions, General Mills outlined its full-year financial targets² for fiscal 2027:
•Organic net sales are expected to range between down 1.5 percent and up 0.5 percent.
•Adjusted operating profit is expected to be down 13 percent to down 8 percent in constant currency from the base of $2.8 billion reported in fiscal 2026.

•Adjusted diluted earnings are expected to be between $3.00 and $3.20 per share, including an immaterial impact from foreign currency exchange.
•Free cash flow conversion is expected to be approximately 95 percent of adjusted after-tax earnings.
•The net impact of divestitures, foreign currency exchange, and the 53rd week is expected to reduce full-year reported net sales growth by approximately 2 percent. Foreign currency exchange is not expected to have a material impact on adjusted operating profit growth.

2Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, July 1, 2026, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the captions “Targeting $3 Billion in Cost Savings by Fiscal 2030” and “Fiscal 2027 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales, earnings, and cost savings could be affected by a variety of factors, including: imposed and threatened tariffs by the United States and its trading partners; disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, tariffs, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring, transformation and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts
(Investors) Jeff Siemon: +1-763-764-3202
(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of (Loss) Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except per Share Data)

	Fiscal Year
	2026	% Change	2025	% Change	2024
	(Unaudited)
Net sales	$18,424.6	(5)%	$19,486.6	(2)%	$19,857.2
Cost of sales	12,228.9	(4)%	12,753.6	(1)%	12,925.1
Selling, general, and administrative expenses	3,388.5	(2)%	3,445.8	6%	3,259.0
Divestitures gain, net	(1,049.4)	NM	(95.9)	NM	—
Restructuring, transformation, impairment, and other exit costs	2,970.8	NM	78.3	(68)%	241.4
Operating profit	885.8	(73)%	3,304.8	(4)%	3,431.7
Benefit plan non-service income	(58.3)	7%	(54.4)	(28)%	(75.8)
Interest, net	538.6	3%	524.2	9%	479.2
Earnings before income taxes and after-tax (loss) earnings from joint ventures	405.5	(86)%	2,835.0	(6)%	3,028.3
Income taxes	414.3	(28)%	573.7	(3)%	594.5
After-tax (loss) earnings from joint ventures	(76.5)	NM	57.6	(32)%	84.8
Net (loss) earnings, including earnings attributable to noncontrolling interests	(85.3)	(104)%	2,318.9	(8)%	2,518.6
Net earnings attributable to noncontrolling interests	2.3	(90)%	23.7	8%	22.0
Net (loss) earnings attributable to General Mills	$(87.6)	(104)%	$2,295.2	(8)%	$2,496.6
(Loss) earnings per share — basic	$(0.16)	(104)%	$4.12	(5)%	$4.34
(Loss) earnings per share — diluted	$(0.16)	(104)%	$4.10	(5)%	$4.31
Dividends per share	$2.44	2%	$2.40	2%	$2.36

	Fiscal Year
Comparisons as a % of net sales	2026	Basis Pt Change	2025	Basis Pt Change	2024
Gross margin	33.6%	(100)	34.6%	(30)	34.9%
Selling, general, and administrative expenses	18.4%	70	17.7%	130	16.4%
Operating profit	4.8%	(1,220)	17.0%	(30)	17.3%
Net (loss) earnings attributable to General Mills	(0.5)%	(1,230)	11.8%	(80)	12.6%

	Fiscal Year
Adjusted comparisons as a % of net sales (a):	2026	Basis Pt Change	2025	Basis Pt Change	2024
Adjusted gross margin	33.5%	(100)	34.5%	(30)	34.8%
Adjusted operating profit	15.3%	(190)	17.2%	(90)	18.1%
Adjusted net earnings attributable to General Mills	10.4%	(160)	12.0%	(120)	13.2%
(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Consolidated Statements of (Loss) Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 31, 2026	May 25, 2025	% Change
Net sales	$4,609.6	$4,556.2	1%
Cost of sales	3,006.1	3,082.2	(2)%
Selling, general, and administrative expenses	888.1	894.3	(1)%
Restructuring, transformation, impairment, and other exit costs	2,808.0	75.7	NM
Operating (loss) profit	(2,092.6)	504.0	NM
Benefit plan non-service income	(12.2)	(12.8)	(5)%
Interest, net	151.5	139.7	8%
(Loss) earnings before income taxes and after-tax loss from joint ventures	(2,231.9)	377.1	NM
Income taxes	(240.4)	69.1	NM
After-tax loss from joint ventures	(17.6)	(6.0)	193%
Net (loss) earnings, including earnings attributable to noncontrolling interests	(2,009.1)	302.0	NM
Net (loss) earnings attributable to noncontrolling interests	(1.2)	8.0	(115)%
Net (loss) earnings attributable to General Mills	$(2,007.9)	$294.0	NM
(Loss) earnings per share – basic	$(3.74)	$0.53	NM
(Loss) earnings per share – diluted	$(3.74)	$0.53	NM

	Quarter Ended
Comparisons as a % of net sales	May 31, 2026	May 25, 2025	Basis Pt Change
Gross margin	34.8%	32.4%	240
Selling, general, and administrative expenses	19.3%	19.6%	(30)
Operating (loss) profit	NM	11.1%	NM
Net (loss) earnings attributable to General Mills	NM	6.5%	NM

	Quarter Ended
Adjusted comparisons as a % of net sales (a):	May 31, 2026	May 25, 2025	Basis Pt Change
Adjusted gross margin	34.2%	32.7%	150
Adjusted operating profit	15.3%	13.7%	160
Adjusted net earnings attributable to General Mills	11.0%	8.8%	220
(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions)

	Fiscal Year
	2026	% Change	2025	% Change	2024
	(Unaudited)
Net sales:
North America Retail	$10,571.8	(11)%	$11,907.0	(5)%	$12,473.4
International	3,043.8	9%	2,797.8	2%	2,746.5
North America Pet	2,613.3	6%	2,470.8	4%	2,375.8
North America Foodservice	2,169.5	(6)%	2,300.9	2%	2,258.7
Total segment net sales	$18,398.4	(6)%	$19,476.5	(2)%	$19,854.4
Corporate and other	26.2	159%	10.1	NM	2.8
Total net sales	$18,424.6	(5)%	$19,486.6	(2)%	$19,857.2
Operating profit:
North America Retail	$2,189.0	(20)%	$2,729.9	(11)%	$3,080.4
International	188.7	96%	96.4	(23)%	125.2
North America Pet	498.8	—%	501.0	3%	485.9
North America Foodservice	333.0	(6)%	355.4	13%	315.5
Total segment operating profit	$3,209.5	(13)%	$3,682.7	(8)%	$4,007.0
Unallocated corporate items	402.3	2%	395.5	18%	333.9
Divestitures gain, net	(1,049.4)	NM	(95.9)	NM	—
Restructuring, transformation, impairment, and other exit costs	2,970.8	NM	78.3	(68)%	241.4
Operating profit	$885.8	(73)%	$3,304.8	(4)%	$3,431.7

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	May 31, 2026	May 25, 2025	% Change
Net sales:
North America Retail	$2,466.6	$2,559.8	(4)%
International	858.4	738.9	16%
North America Pet	702.4	675.2	4%
North America Foodservice	574.6	579.4	(1)%
Total segment net sales	$4,602.0	$4,553.3	1%
Corporate and other	7.6	2.9	162%
Total net sales	$4,609.6	$4,556.2	1%
Operating (loss) profit:
North America Retail	$506.4	$473.8	7%
International	61.0	33.7	81%
North America Pet	160.0	140.1	14%
North America Foodservice	101.3	83.1	22%
Total segment operating profit	$828.7	$730.7	13%
Unallocated corporate items	113.3	151.0	(25)%
Restructuring, transformation, impairment, and other exit costs	2,808.0	75.7	NM
Operating (loss) profit	$(2,092.6)	$504.0	NM

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	May 31, 2026	May 25, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$453.8	$363.9
Receivables	1,646.8	1,795.9
Inventories	1,917.9	1,910.8
Prepaid expenses and other current assets	599.8	464.7
Assets held for sale	—	740.4
Total current assets	4,618.3	5,275.7
Land, buildings, and equipment	3,443.4	3,632.6
Goodwill	14,122.4	15,622.4
Other intangible assets	6,716.9	7,081.4
Other assets	1,115.7	1,459.0
Total assets	$30,016.7	$33,071.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,729.5	$4,009.5
Current portion of long-term debt	1,053.6	1,528.4
Notes payable	68.4	677.0
Other current liabilities	1,472.8	1,624.0
Liabilities held for sale	449.8	18.4
Total current liabilities	6,774.1	7,857.3
Long-term debt	12,416.0	12,673.2
Deferred income taxes	2,265.8	2,100.8
Other liabilities	1,180.2	1,228.6
Total liabilities	22,636.1	23,859.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,200.9	1,218.8
Retained earnings	20,514.9	21,917.8
Common stock in treasury, at cost, shares of 220.9 and 212.2	(11,900.6)	(11,467.9)
Accumulated other comprehensive loss	(2,522.3)	(2,545.0)
Total stockholders’ equity	7,368.4	9,199.2
Noncontrolling interests	12.2	12.0
Total equity	7,380.6	9,211.2
Total liabilities and equity	$30,016.7	$33,071.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions)

	Fiscal Year
	2026	2025
	(Unaudited)
Cash Flows - Operating Activities
Net (loss) earnings, including earnings attributable to noncontrolling interests	$(85.3)	$2,318.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	555.2	539.0
After-tax loss (earnings) from joint ventures	76.5	(57.6)
Distributions of earnings from joint ventures	39.0	44.6
Stock-based compensation	79.4	91.7
Deferred income taxes	203.2	(120.9)
Pension and other postretirement benefit plan contributions	(31.7)	(30.8)
Pension and other postretirement benefit plan costs	(23.7)	(12.7)
Divestitures gain, net	(1,049.4)	(95.9)
Restructuring, transformation, impairment, and other exit costs	2,897.7	74.3
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(478.3)	192.4
Other, net	(16.4)	(24.8)
Net cash provided by operating activities	2,166.2	2,918.2
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(539.9)	(625.3)
Acquisitions, net of cash acquired	—	(1,419.3)
Proceeds from divestitures	1,830.2	241.8
Investments in affiliates, net	(31.8)	13.3
Proceeds from disposal of land, buildings, and equipment	4.8	1.1
Other, net	(5.1)	(6.5)
Net cash provided (used) by investing activities	1,258.2	(1,794.9)
Cash Flows - Financing Activities
Change in notes payable	(608.2)	667.1
Issuance of long-term debt	2,005.8	2,354.9
Payment of long-term debt	(2,823.3)	(1,300.0)
Repurchase of Class A limited membership interests in General Mills Cereals, LLC	—	(252.8)
Proceeds from common stock issued on exercised options	0.5	43.0
Purchases of common stock for treasury	(500.3)	(1,202.9)
Dividends paid	(1,315.3)	(1,338.7)
Distributions to noncontrolling interest holders	(2.1)	(21.6)
Other, net	(72.1)	(129.1)
Net cash used by financing activities	(3,315.0)	(1,180.1)
Effect of exchange rate changes on cash and cash equivalents	18.4	2.7
Increase (decrease) in cash and cash equivalents	127.8	(54.1)
Cash and cash equivalents - beginning of year	363.9	418.0
Cash and cash equivalents - end of year (includes $37.9 million of cash classified as held for sale as of May 31, 2026)	$491.7	$363.9
Cash flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$12.9	$(79.0)
Inventories	(82.2)	(18.5)
Prepaid expenses and other current assets	(147.7)	80.8
Accounts payable	(186.2)	86.7
Other current liabilities	(75.1)	122.4
Changes in current assets and liabilities	$(478.3)	$192.4
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Our fiscal year ends on the last Sunday in May. Fiscal year 2026 consists of 53 weeks, while fiscal years 2025 and 2024 consisted of 52 weeks. Our India business is on an April fiscal year end. In addition, the consolidated results of certain recent acquisitions are reported on a one-month lag. Please see Note 2 for more information.

(2)During the fourth quarter of fiscal 2026, we entered into a definitive agreement to sell our business in Brazil to Café Três Corações S.A. (3corações) for a base price of R$800 million, subject to certain specified deductions and customary post-closing adjustments. The sale is anticipated to close in calendar 2026, subject to regulatory approvals and other customary closing conditions. As a result, we have classified relevant assets and liabilities (the disposal group) associated with our Brazil business as held for sale in our Consolidated Balance Sheets as of May 31, 2026. Additionally, in the fourth quarter of fiscal 2026, we recorded a $1,032 million non-cash pre-tax loss to value the disposal group at the lower of its carrying value or fair value less costs to sell based on estimated net proceeds, which was based on Level 2 inputs in the fair value hierarchy and includes the impact of accumulated foreign currency translation losses that will be reclassified to earnings upon sale. We recorded the loss in restructuring, transformation, impairment, and other exit costs in our Consolidated Statements of (Loss) Earnings, which consisted of a $753 million reserve against the assets held for sale and a $265 million accrual of the remaining difference between the carrying amount and the estimated net proceeds within liabilities held for sale. We will monitor changes in the estimated net proceeds that could further impact the value of the disposal group and the loss on sale.

In fiscal 2025 and 2026, we divested our North American yogurt businesses (Divestitures). During the first quarter of fiscal 2026, we completed the sale of our United States yogurt business to Groupe Lactalis S.A. and recorded a pre-tax gain of $1,046 million. During the third quarter of fiscal 2025, we completed the sale of our Canada yogurt business to Sodiaal International and recorded a pre-tax gain of $96 million. In the first quarter of fiscal 2026, we recorded a sale price adjustment that resulted in an $8 million increase to the pre-tax gain.

During the third quarter of fiscal 2025, we acquired NX Pet Holding, Inc., representing Whitebridge Pet Brands’ North American premium cat feeding and pet treating business, for a purchase price of $1.4 billion (Acquisition). We financed the transaction with cash on hand and new debt. We consolidated Whitebridge Pet Brands into our Consolidated Balance Sheets and recorded goodwill of $1,087 million, an indefinite-lived intangible asset for the Tiki Pets brand totaling $289 million, and a finite-lived customer relationship asset of $31 million. The goodwill is included in the North America Pet segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. The consolidated results are reported in our North America Pet operating segment on a one-month lag. In fiscal 2026, we recorded a $32 million decrease to goodwill, primarily related to adjustments to certain purchase accounting liabilities upon finalization of income tax returns recorded in the second quarter of fiscal 2026.

During the fourth quarter of fiscal 2024, we acquired a pet food business in Europe for a purchase price of $434 million, net of cash acquired. During fiscal 2025, we paid $8 million related to a purchase price holdback after closing conditions were met. We financed the transaction with cash on hand. We consolidated the business into our Consolidated Balance Sheets and recorded goodwill of $318 million, an indefinite-lived brand intangible asset of $118 million, and a finite-lived customer relationship asset of $14 million. The goodwill is included in the International segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. The consolidated results of the business are reported as part of our International operating segment on a one-month lag.

(3)Restructuring, transformation, and impairment charges are recorded in our Consolidated Statement of (Loss) Earnings as follows:

	Quarter Ended		Fiscal Year
In Millions	May 31, 2026	May 25, 2025	2026	2025	2024
Restructuring, transformation, impairment, and other exit costs	$2,808.0	$75.7	$2,970.8	$78.3	$241.4
Cost of sales	6.0	8.2	19.4	9.2	17.6
Total restructuring, transformation, and impairment charges	2,814.0	83.9	2,990.2	87.5	259.0

In the second quarter of fiscal 2026, we recorded a $53 million non-cash impairment charge related to our Uncle Toby’s brand intangible asset.

Additionally, we identified a triggering event due to a sustained decline in market capitalization and stock price in the fourth quarter of fiscal 2026 reflecting heightened macroeconomic uncertainty and lower market multiples in our industry, which caused a related increase in our discount rates and required an interim impairment assessment. We performed the interim impairment assessment of our goodwill and other intangible assets as of May 31, 2026, and determined that the fair values of our North America Pet reporting unit and our Nudges and True Chews brand intangible assets no longer exceeded the carrying values of the respective assets, primarily driven by an increase in the discount rates. As a result, we recorded a $1,500 million non-cash goodwill impairment charge related to our North America Pet reporting unit and $250 million of non-cash impairment charges related to our Nudges and True Chews brand intangible assets, primarily driven by an increase in the discount rates. The $1,500 million goodwill impairment charge is not deductible for tax purposes.

In fiscal 2024, we recorded a $117 million non-cash goodwill impairment charge related to our Latin America reporting unit and $103 million of non-cash impairment charges related to our Top Chews, True Chews, and EPIC brand intangible assets.

In fiscal 2026, we recorded a $1,032 million non-cash pre-tax valuation loss related to the planned divestiture of our Brazil business. Please see Note 2 for additional information.

In fiscal 2026, we approved a multi-year organizational initiative to increase the competitiveness of our supply chain. We expect to incur approximately $101 million of restructuring charges related to these actions, of which approximately $33 million will be cash. These charges are expected to consist of approximately $66 million of net asset write-offs and $35 million of other costs, including severance. We recognized $71 million of asset write-offs and $24 million of other costs in fiscal 2026. We expect these actions to be completed by the end of fiscal 2029.

(4)Unallocated corporate expense totaled $113 million in the fourth quarter of fiscal 2026, compared to $151 million in the same period last year. We recorded a $36 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the fourth quarter of fiscal 2026, compared to an $8 million net increase in expense in the same period last year. In the fourth quarter of fiscal 2026, we also recorded $15 million of transaction costs, primarily related to the definitive agreements to sell our Brazil business, compared to $16 million of transaction costs related to the Divestitures in the fourth quarter of fiscal 2025. We recorded $6 million of restructuring charges in costs of sales in the fourth quarter of fiscal 2026, compared to $8 million of restructuring charges in costs of sales in the fourth quarter of fiscal 2025. Additionally, in the fourth quarter of fiscal 2026, certain compensation and benefits expenses increased compared to the same period last year, including the impact of the 53rd week.

Unallocated corporate expense totaled $402 million in fiscal 2026, compared to $396 million last year. In fiscal 2026, certain compensation and benefits expenses increased compared to fiscal 2025, including the impact of the 53rd week. We recorded $19 million of restructuring charges in cost of sales in fiscal 2026, compared to $9 million of charges in cost of sales in fiscal 2025. Additionally, we recorded a $48 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in fiscal 2026, compared to a $16 million net decrease last year. In fiscal 2026, we also recorded $31 million of transaction costs, primarily related to the Divestitures and the definitive agreement to sell our Brazil business, compared to $49 million of transaction costs related to the Divestitures and the Acquisition last year.

(5)Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 31, 2026	May 25, 2025	2026	2025	2024
Net (loss) earnings attributable to General Mills - as reported	$(2,007.9)	$294.0	$(87.6)	$2,295.2	$2,496.6
Capital appreciation paid on Class A Interests in GMC (a)	—	(10.5)	—	(10.5)	—
Net (loss) earnings for EPS calculation	$(2,007.9)	$283.5	$(87.6)	$2,284.7	$2,496.6
Average number of common shares - basic EPS	536.6	548.2	537.7	554.5	575.5
Incremental share effect from: (b) (c)
Stock options	—	0.6	—	1.2	1.8
Restricted stock units and performance share units	—	1.6	—	1.8	2.2
Average number of common shares - diluted EPS	536.6	550.4	537.7	557.5	579.5
(Loss) earnings per share — basic	$(3.74)	$0.53	$(0.16)	$4.12	$4.34
(Loss) earnings per share — diluted	$(3.74)	$0.53	$(0.16)	$4.10	$4.31

(a)Please see Note 7 for additional information
(b)Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.
(c)During fiscal 2026, we reported a net loss attributable to General Mills. Inclusion of dilutive shares would result in a lower loss per share. As a result, the dilutive shares are considered to be antidilutive and were excluded from the calculation of diluted EPS for fiscal 2026.

(6)The effective tax rate for the fourth quarter of fiscal 2026 was 10.8 percent compared to 18.3 percent for the fourth quarter of fiscal 2025. The 7.5 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits, partially offset by a non-deductible goodwill impairment charge and unfavorable earnings mix by jurisdiction in fiscal 2026. Our adjusted effective tax rate was 12.7 percent in the fourth quarter of fiscal 2026, compared to 19.2 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 6.5 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits in fiscal 2026, partially offset by unfavorable earnings mix by jurisdiction in fiscal 2026.

The effective tax rate for fiscal 2026 was 102.2 percent compared to 20.2 percent in fiscal 2025. The 82.0 percentage point increase was primarily driven by a non-deductible goodwill impairment charge and unfavorable earnings mix by jurisdiction in fiscal 2026, partially offset by certain nonrecurring tax benefits in fiscal 2026. Our adjusted effective tax rate was 21.1 percent, compared to 20.6 percent in fiscal 2025 (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.5 percentage point increase is primarily due to unfavorable earnings mix by jurisdiction in fiscal 2026, partially offset by certain nonrecurring tax benefits in fiscal 2026.

(7)We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors, and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2027 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring and transformation charges, transaction and acquisition integration costs, acquisitions, divestitures, mark-to-market effects, and a 53rd week from the prior year. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring and transformation actions throughout fiscal 2027. The unavailable information could have a significant impact on our fiscal 2027 GAAP financial results.

For fiscal 2027, we currently expect: the net impact from foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), divestitures completed prior to fiscal 2027 and those expected to close in fiscal 2027, and a 53rd week from the prior year to decrease net sales growth by approximately 2 percent; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring and transformation charges and transaction and acquisition integration costs related to actions previously announced to total approximately $80 million to $85 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Goodwill and other intangible assets impairments
Non-cash goodwill and other intangible assets impairment charges related to our North America Pet reporting unit goodwill and our Nudges, Uncle Toby’s, and True Chews brand intangible assets in fiscal 2026. Non-cash impairment charges related to our Latin America reporting unit goodwill and our Top Chews, True Chews, and EPIC brand intangible assets in fiscal 2024. Please see Note 3.
Divestitures gain, net
Net divestitures gain primarily related to the sale of our United States yogurt business in fiscal 2026 and Canada yogurt business in fiscal 2025. Please see Note 2.
Valuation loss on held for sale business
Non-cash valuation loss related to the planned divestiture of our Brazil business recorded in fiscal 2026. Please see Note 2.

CPW asset impairments. losses, and restructuring charges
CPW non-cash goodwill impairment charge related to the Australian market, and other asset impairment charges and losses related to the sale of certain assets recorded in fiscal 2026. CPW impairment charges related to certain long-lived assets recorded in fiscal 2025. CPW restructuring charges related to previously announced actions recorded in fiscal 2024.

Restructuring and transformation charges
Restructuring and transformation charges related to supply chain actions and previously announced actions recorded in fiscal 2026. Restructuring and transformation charges related to global transformation actions and previously announced restructuring actions in fiscal 2025. Restructuring charges related to commercial strategy restructuring actions and previously announced restructuring actions in fiscal 2024. Please see Note 3.

Mark-to-market effects
Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Transaction costs
Fiscal 2026 transaction costs primarily related to the sale of our United States yogurt business and the definitive agreement to sell our Brazil business. Fiscal 2025 transaction costs related to the sale of our North American yogurt businesses and the Whitebridge Pet Brands acquisition. Transaction costs primarily related to the acquisition of a pet food business in Europe in fiscal 2024. Please see Note 2.

Acquisition integration costs
Integration costs related to the Whitebridge Pet Brands acquisition in fiscal 2025 and the acquisition of a pet food business in Europe in fiscal 2024 recorded in fiscal 2026 and fiscal 2025. Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2024. Please see Note 2.

Investment activity, net
Valuation adjustments of certain corporate investments in fiscal 2026 and fiscal 2025. Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2024. Please see Note 4.

Capital appreciation paid on GMC Class A Interests
Capital account appreciation attributable and paid to the third-party holder of GMC Class A Interests in fiscal 2025.

Project-related costs
Restructuring initiative project-related costs related to previously announced restructuring actions recorded in fiscal 2025 and fiscal 2024.

Legal recovery
Legal recovery recorded in fiscal 2024.

Product recall, net
Net recoveries recorded in fiscal 2024 related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products, net of recoveries.

Adjusted Operating Profit Growth and Related Constant-currency Growth Rate
This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.
Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Fiscal Year
In Millions	May 31, 2026	May 25, 2025	Change	2026	2025	Change
Operating (loss) profit as reported	$(2,092.6)	$504.0	NM	$885.8	$3,304.8	(73)%
Goodwill and other intangible assets impairments	1,750.0	—		1,802.9	—
Divestitures gain, net	—	—		(1,049.4)	(95.9)
Valuation loss on held for sale business	1,031.8	—		1,031.8	—
Restructuring and transformation charges	32.2	83.9		155.5	87.5
Mark-to-market effects	(35.7)	8.1		(48.4)	(15.7)
Transaction costs	14.8	16.2		31.3	49.1
Acquisition integration costs	2.9	6.7		9.5	13.9
Investment activity, net	2.0	3.4		(7.6)	8.3
Project-related costs	—	0.1		—	0.5
Adjusted operating profit	$705.4	$622.5	13%	$2,811.5	$3,352.6	(16)%
Foreign currency exchange impact			1 pt			Flat
Adjusted operating profit growth, on a constant-currency basis			13%			(16)%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rate
This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.
The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Fiscal Year
Per Share Data	May 31, 2026	May 25, 2025	Change	2026	2025	Change
Diluted (loss) earnings per share, as reported	$(3.74)	$0.53	NM	$(0.16)	$4.10	(104)%
Goodwill and other intangible assets impairments	3.15	—		3.22	—
Valuation loss on held for sale business	1.45	—		1.45	—
Divestitures gain, net	—	—		(1.43)	(0.15)
CPW asset impairments, losses, and restructuring charges	0.06	0.03		0.28	0.04
Restructuring and transformation charges	0.04	0.11		0.22	0.12
Mark-to-market effects	(0.05)	0.01		(0.07)	(0.02)
Transaction costs	0.02	0.03		0.04	0.07
Acquisition integration costs	0.01	0.01		0.01	0.02
Investment activity, net	—	—		(0.01)	0.01
Capital appreciation paid on GMC Class A Interests	—	0.02		—	0.02
Adjusted diluted earnings per share (a)	$0.95	$0.74	28%	$3.55	$4.21	(16)%
Foreign currency exchange impact			1 pt			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			27%			(16)%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)During fiscal 2026, we reported a net loss attributable to General Mills. Inclusion of dilutive shares would result in a lower loss per share and was therefore excluded from the calculation of diluted EPS. The inclusion of dilutive shares does not have a significant impact on adjusted diluted EPS and the reconciling items.
See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	May 31, 2026		May 25, 2025
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,603.5	34.8%	$1,474.0	32.4%
Mark-to-market effects	(35.7)	(0.8)%	8.1	0.2%
Restructuring and transformation charges	6.0	0.1%	8.2	0.2%
Transaction costs	0.4	—%	—	—%
Project-related costs	—	—%	0.1	—%
Adjusted gross margin	$1,574.2	34.2%	$1,490.3	32.7%

Operating (loss) profit as reported	$(2,092.6)	(45.4)%	$504.0	11.1%
Goodwill and other intangible assets impairments	1,750.0	38.0%	—	—%
Valuation loss on held for sale business	1,031.8	22.4%	—	—%
Restructuring and transformation charges	32.2	0.7%	83.9	1.8%
Mark-to-market effects	(35.7)	(0.8)%	8.1	0.2%
Transaction costs	14.8	0.3%	16.2	0.4%
Acquisition integration costs	2.9	0.1%	6.7	0.1%
Investment activity, net	2.0	—%	3.4	0.1%
Project-related costs	—	—%	0.1	—%
Adjusted operating profit	$705.4	15.3%	$622.5	13.7%

Net (loss) earnings attributable to General Mills as reported	$(2,007.9)	(43.6)%	$294.0	6.5%
Goodwill and other intangible assets impairments, net of tax (b)	1,692.5	36.7%	—	—%
Valuation loss on held for sale business, net of tax (b)	780.8	16.9%	—	—%
CPW asset impairments, losses, and restructuring charges	29.7	0.6%	16.7	0.4%
Restructuring and transformation charges, net of tax (b)	24.9	0.5%	64.4	1.4%
Mark-to-market effects, net of tax (b)	(27.5)	(0.6)%	6.2	0.1%
Transaction costs, net of tax (b)	11.4	0.2%	12.4	0.3%
Acquisition integration costs, net of tax (b)	2.2	—%	6.4	0.1%
Investment activity, net, net of tax (b)	1.6	—%	2.7	0.1%
Project-related costs, net of tax (b)	—	—%	0.1	—%
Adjusted net earnings attributable to General Mills	$507.6	11.0%	$403.0	8.8%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Net sales less cost of sales.
(b)See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Fiscal Year
In Millions	2026		2025		2024
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,195.7	33.6%	$6,733.0	34.6%	$6,932.1	34.9%
Mark-to-market effects	(48.4)	(0.3)%	(15.7)	(0.1)%	(39.1)	(0.2)%
Restructuring and transformation charges	19.4	0.1%	9.2	—%	17.6	0.1%
Transaction costs	0.4	—%	—	—%	—	—%
Project-related costs	—	—%	0.5	—%	2.0	—%
Product recall, net	—	—%	—	—%	0.2	—%
Adjusted gross margin	$6,167.0	33.5%	$6,727.0	34.5%	$6,912.7	34.8%

Operating profit as reported	$885.8	4.8%	$3,304.8	17.0%	$3,431.7	17.3%
Goodwill and other intangible assets impairments	1,802.9	9.8%	—	—%	220.2	1.1%
Divestitures gain, net	(1,049.4)	(5.7)%	(95.9)	(0.5)%	—	—%
Valuation loss on held for sale business	1,031.8	5.6%	—	—%	—	—%
Restructuring and transformation charges	155.5	0.8%	87.5	0.4%	38.8	0.2%
Mark-to-market effects	(48.4)	(0.3)%	(15.7)	(0.1)%	(39.1)	(0.2)%
Transaction costs	31.3	0.2%	49.1	0.3%	14.0	0.1%
Acquisition integration costs	9.5	0.1%	13.9	0.1%	0.2	—%
Investment activity, net	(7.6)	—%	8.3	—%	18.5	0.1%
Project-related costs	—	—%	0.5	—%	2.0	—%
Legal recovery	—	—%	—	—%	(53.2)	(0.3)%
Product recall, net	—	—%	—	—%	(30.3)	(0.2)%
Adjusted operating profit	$2,811.5	15.3%	$3,352.6	17.2%	$3,602.7	18.1%

Net (loss) earnings attributable to General Mills as reported	$(87.6)	(0.5)%	$2,295.2	11.8%	$2,496.6	12.6%
Goodwill and other intangible assets impairments, net of tax (b)	1,732.5	9.4%	—	—%	161.8	0.8%
Valuation loss on held for sale business, net of tax (b)	780.8	4.2%	—	—%	—	—%
Divestitures gain, net, net of tax (b)	(772.8)	(4.2)%	(84.8)	(0.4)%	—	—%
CPW asset impairments, losses, and restructuring charges	148.8	0.8%	23.3	0.1%	2.0	—%
Restructuring and transformation charges, net of tax (b)	119.7	0.6%	67.2	0.3%	28.4	0.1%
Mark-to-market effects, net of tax (b)	(37.3)	(0.2)%	(12.1)	(0.1)%	(30.1)	(0.2)%
Transaction costs, net of tax (b)	24.1	0.1%	37.8	0.2%	11.9	0.1%
Acquisition integration costs, net of tax (b)	7.3	—%	11.9	0.1%	0.2	—%
Investment activity, net, net of tax (b)	(5.8)	—%	6.4	—%	12.6	0.1%
Project-related costs, net of tax (b)	—	—%	0.4	—%	1.3	—%
Legal recovery, net of tax (b)	—	—%	—	—%	(40.3)	(0.2)%
Product recall, net, net of tax (b)	—	—%	—	—%	(23.3)	(0.1)%
Adjusted net earnings attributable to General Mills	$1,909.7	10.4%	$2,345.4	12.0%	$2,621.1	13.2%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Net sales less cost of sales.
(b)See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended May 31, 2026
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	7%	Flat	7%
International	81%	9 pts	72%
North America Pet	14%	Flat	14%
North America Foodservice	22%	Flat	22%
Total segment operating profit	13%	Flat	13%
Note: Table may not foot due to rounding.

	Fiscal Year Ended May 31, 2026
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(20)%	Flat	(20)%
International	96%	5 pts	90%
North America Pet	Flat	Flat	Flat
North America Foodservice	(6)%	Flat	(6)%
Total segment operating profit	(13)%	Flat	(13)%
Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	May 31, 2026		May 25, 2025
In Millions (Except Per Share Data)	Pretax (Loss) Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$(2,231.9)	$(240.4)	$377.1	$69.1
Goodwill and other intangible assets impairments	1,750.0	57.5	—	—
Valuation loss on held for sale business	1,031.8	251.0	—	—
Restructuring and transformation charges	32.2	7.4	83.9	19.3
Mark-to-market charges	(35.7)	(8.2)	16.2	3.7
Transaction costs	14.8	3.4	8.1	1.9
Acquisition integration costs	2.9	0.7	3.4	0.8
Investment activity, net	2.0	0.5	6.7	0.4
Project-related costs	—	—	0.1	0.1
As adjusted	566.2	71.7	495.5	95.2
Effective tax rate:
As reported		10.8%		18.3%
As adjusted		12.7%		19.2%
Sum of adjustments to income taxes		312.3		26.1
Average number of common shares - diluted EPS (b)		$537.3		$550.4
Impact of income tax adjustments on adjusted diluted EPS		$(0.58)		$(0.05)
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)(Loss) earnings before income taxes and after-tax loss from joint ventures.
(b)During fiscal 2026, we reported a net loss attributable to General Mills. Inclusion of dilutive shares would result in a lower loss per share and was therefore excluded from the calculation of diluted EPS. The inclusion of dilutive shares does not have a significant impact on adjusted diluted EPS and the reconciling items.

	Fiscal Year Ended
	May 31, 2026		May 25, 2025		May 26, 2024
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$405.5	$414.3	$2,835.0	$573.7	$3,028.3	$594.5
Goodwill and other intangible assets impairments	1,802.9	70.4	—	—	220.2	58.4
Divestitures gain, net	(1,049.4)	(276.6)	(95.9)	(11.1)	—	—
Valuation loss on held for sale business	1,031.8	251.0	—	—	—	—
Restructuring and transformation charges	155.5	35.9	87.5	20.2	38.8	10.4
Mark-to-market effects	(48.4)	(11.1)	(15.7)	(3.6)	(39.1)	(9.0)
Transaction costs	31.3	7.2	49.1	11.3	14.0	2.1
Acquisition integration costs	9.5	2.2	13.9	2.0	0.2	0.1
Investment activity, net	(7.6)	(1.7)	8.3	1.9	18.5	5.9
Project-related costs	—	—	0.5	0.2	2.0	0.7
Legal recovery	—	—	—	—	(53.2)	(12.9)
Product recall, net	—	—	—	—	(30.3)	(7.0)
As adjusted	$2,331.2	$491.4	$2,882.7	$594.6	$3,199.4	$643.1
Effective tax rate:
As reported		102.2%		20.2%		19.6%
As adjusted		21.1%		20.6%		20.1%
Sum of adjustments to income taxes		$77.3		$20.9		$48.6
Average number of common shares - diluted EPS (b)		538.5		557.5		579.5
Impact of income tax adjustments on adjusted diluted EPS		$(0.14)		$(0.04)		$(0.08)
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Earnings before income taxes and after-tax (loss) earnings from joint ventures.
(b)During fiscal 2026, we reported a net loss attributable to General Mills. Inclusion of dilutive shares would result in a lower loss per share and was therefore excluded from the calculation of diluted EPS. The inclusion of dilutive shares does not have a significant impact on adjusted diluted EPS and the reconciling items.

Free Cash Flow Conversion Rate

We believe this measure provides useful information to investors because it is important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

In Millions	Fiscal 2026
Net loss, including earnings attributable to noncontrolling interests, as reported	$(85.3)
Goodwill and other intangible assets impairments, net of tax	1,732.5
Valuation loss on held for sale business, net of tax	780.8
Divestitures gain, net, net of tax	(772.8)
CPW asset impairments, losses, and restructuring charges	148.8
Restructuring and transformation charges, net of tax	119.7
Mark-to-market effects, net of tax	(37.3)
Transaction costs, net of tax	24.1
Acquisition integration costs, net of tax	7.3
Investment activity, net, net of tax	(5.8)
Adjusted net earnings, including earnings attributable to noncontrolling interests	$1,912.0

Net cash provided by operating activities	2,166.2
Purchases of land, buildings, and equipment	(539.9)
Free cash flow	$1,626.3

Net cash provided by operating activities conversion rate	NM
Free cash flow conversion rate	85%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
See our reconciliation above of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.